SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                         Auxilium Pharmaceuticals, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    05334D10A
                                 (CUSIP Number)

                                December 31, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)



CUSIP No. .............................................................05334D10A

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................1,669,743

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power............................................1,669,743

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......1,669,743


10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................8.10%

12)  Type of Reporting Person.................................................HC



CUSIP No. .............................................................05334D10A

1)  Name of Reporting Person................................Lehman Brothers Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2518466

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................870,771

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................870,771

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........870,771

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................4.23%

12)  Type of Reporting Person.................................................BD



CUSIP No. .............................................................05334D10A

1)  Name of Reporting Person.....................................LB I Group Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-2741778

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................510,795

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................510,795

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........510,795

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.48%

12)  Type of Reporting Person.................................................CO


CUSIP No. .............................................................05334D10A

1) Name of Reporting Person......Lehman Brothers Healthcare Venture Capital
Associates LP

     S.S. or I.R.S. Identification No. of Above Person................03-0454314

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................417,436

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................417,436

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........417,436

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.03%

12)  Type of Reporting Person.................................................OO


CUSIP No. .............................................................05334D10A

1) Name of Reporting Person.............Lehman Brothers Healthcare Venture
Capital LP

     S.S. or I.R.S. Identification No. of Above Person................03-0454303

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...................................................417,436

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power..............................................417,436

8)   Shared Dispositive Power...............................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.......417,436

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9.......................2.03%

12)  Type of Reporting Person.................................................OO



CUSIP No. .............................................................05334D10A

1) Name of Reporting
Person.......................................................Lehman ALI Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3695935

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..................................................798,972

6)   Shared Voting Power...................................................-0-

7)   Sole Dispositive Power.............................................798,972

8)   Shared Dispositive Power...........................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person........798,972

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares.....[   ]

11)  Percent of Class Represented by Amount in Row 9......................3.88%

12)  Type of Reporting Person.............................................CO


CUSIP No. .............................................................05334D10A

1) Name of Reporting
Person.......................................................Property Asset
Management Inc.

     S.S. or I.R.S. Identification No. of Above Person............13-3555152

2)   Check the Appropriate Box if a Member of a Group............(a)  [   ]
...................                                                 (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization..........................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power............................................798,972

6)   Shared Voting Power..........................................-0-

7)   Sole Dispositive Power.....................................798,972

8)   Shared Dispositive Power.......................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person...798,972

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares.[   ]

11)  Percent of Class Represented by Amount in Row 9................3.88%

12)  Type of Reporting Person..........................................CO



CUSIP No. ..................................................05334D10A

1) Name of Reporting
Person.......................................................Lehman Brothers
P.A., LLC

     S.S. or I.R.S. Identification No. of Above Person.........52-2278632

2)   Check the Appropriate Box if a Member of a Group............(a)  [   ]
...................                                                  (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.................................................798,972

6)   Shared Voting Power..........................................-0-

7)   Sole Dispositive Power...........................................798,972

8)   Shared Dispositive Power........................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......798,972

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares....[   ]

11)  Percent of Class Represented by Amount in Row 9..................3.88%

12)  Type of Reporting Person..........................................OO


CUSIP No. ........................................................05334D10A

1) Name of Reporting Person.......................................Lehman
Brothers Partnership GP 2000/2001 LP

     S.S. or I.R.S. Identification No. of Above Person.............13-4143945

2)   Check the Appropriate Box if a Member of a Group................(a)  [   ]
...................                                                   (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power...............................................359,976

6)   Shared Voting Power..........................................-0-

7)   Sole Dispositive Power.........................................359,976

8)   Shared Dispositive Power......................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person...359,976

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares...[   ]

11)  Percent of Class Represented by Amount in Row 9.....................1.75%

12)  Type of Reporting Person.........................................OO




CUSIP No. ...................................................05334D10A

1) Name of Reporting Person........................Lehman Brothers Partnership
Account 2000/2001, LP

     S.S. or I.R.S. Identification No. of Above Person...........13-4143945

2)   Check the Appropriate Box if a Member of a Group...............(a)  [   ]
...................                                                  (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power..............................................359,976

6)   Shared Voting Power..............................................-0-

7)   Sole Dispositive Power....................................359,976

8)   Shared Dispositive Power......................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......359,976

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares...[   ]

11)  Percent of Class Represented by Amount in Row 9.................1.75%

12)  Type of Reporting Person.......................................OO


CUSIP No. .......................................................05334D10A

1) Name of Reporting Person........................Lehman Brothers Offshore
Partners Ltd.

     S.S. or I.R.S. Identification No. of Above Person...........52-2038758

2)   Check the Appropriate Box if a Member of a Group..............(a)  [   ]
...................                                                  (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization......................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.............................................93,359

6)   Shared Voting Power...........................................-0-

7)   Sole Dispositive Power........................................93,359

8)   Shared Dispositive Power........................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....93,359

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares..[   ]

11)  Percent of Class Represented by Amount in Row 9...................0.45%

12)  Type of Reporting Person.......................................OO



CUSIP No. ...................................................05334D10A

1) Name of Reporting Person........................Lehman Brothers Offshore
Partnership GP 2000/2001 LP

     S.S. or I.R.S. Identification No. of Above Person................N/A

2)   Check the Appropriate Box if a Member of a Group...............(a)  [   ]
...................                                                   (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization........................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.............................................93,359

6)   Shared Voting Power............................................-0-

7)   Sole Dispositive Power........................................93,359

8)   Shared Dispositive Power........................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person......93,359

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares...[   ]

11)  Percent of Class Represented by Amount in Row 9....................0.45%

12)  Type of Reporting Person..........................................OO




CUSIP No. .....................................................05334D10A

1) Name of Reporting Person.....................Lehman Brothers Offshore
Partnership Account 2000/2001, LP

     S.S. or I.R.S. Identification No. of Above Person........N/A

2)   Check the Appropriate Box if a Member of a Group........(a)  [   ]
...................                                             (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.......................Bermuda

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power.............................................93,359

6)   Shared Voting Power...........................................-0-

7)   Sole Dispositive Power.....................................93,359

8)   Shared Dispositive Power.......................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person...93,359

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares....[   ]

11)  Percent of Class Represented by Amount in Row 9..................0.45%

12)  Type of Reporting Person.........................................OO

Item 1(a).        Name of Issuer:

                  Auxilium Pharmaceuticals Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                      160 West Germantown Pike
                             Suite D-5
                      Norristown, PA 19401

Item 2(a).        Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers Inc.
                  LB I Group Inc.
                  Lehman Brothers Healthcare Venture Capital Associates LP Lehman Brothers Healthcare Venture Capital LP
                  Lehman ALI Inc.
                  Property Asset Management Inc.
                  Lehman Brothers P.A., LLC
                  Lehman Brothers Partnership GP 2000/2001 LP
                  Lehman Brothers Partnership Account 2000/2001, LP
                  Lehman Brothers Offshore Partners Ltd.
                  Lehman Brothers Offshore Partnership GP 2000/2001 LP
                  Lehman Brothers Offshore Partnership Account 2000/20001, LP


Item 2(b).        Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  LB I Group Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Healthcare Venture Capital Associates LP 745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Healthcare Venture Capital LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman ALI Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Property Asset Management Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers P.A., LLC
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Partnership GP 2000/2001 LP
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Partnership Account 2000/2001, LP Clarendon House
                  2 Church Street
                  Bermuda HM 11

                  Lehman Brothers Offshore Partners Ltd.
                  Clarendon House
                  2 Church Street
                  Bermuda HM 11

                  Lehman Brothers Offshore Partnership GP 2000/2001 LP Clarendon House
                  2 Church Street
                  Bermuda HM 11

                  Lehman Brothers Offshore Partnership Account 2000/20001, LP Clarendon House
                  2 Church Street
                  Bermuda HM 11


Item 2(c).        Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Inc. ("LBI") is a corporation organized under the laws of the State of Delaware.

                  LB I Group Inc. ("LB I Group") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Healthcare Venture Capital Associates LP ("LB Healthcare Associates LP") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Healthcare Venture Capital LP ("LB Healthcare LP") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman ALI Inc. ("Lehman ALI") is a corporation organized under the laws of the State of Delaware.

                  Property Asset Management Inc. ("PAMI") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers P.A., LLC ("Lehman P.A. LLC") is a limited liability company organized under the laws of the State of Delaware.

                  Lehman Brothers Partnership GP 2000/2001 LP ("Lehman Brothers GP 2000/2001") is a limited partnership organized under the laws of the State of Delaware.

                  Lehman Brothers Partnership Account 2000/2001, LP ("Lehman Brothers Account 2000/2001") is a limited partnership organized under the laws of Bermuda.

                  Lehman Brothers Offshore Partners Ltd. ("Lehman Offshore Ltd") is a limited corporation organized under the laws of
                  Bermuda.

                  Lehman Brothers Offshore Partnership GP 2000/2001 LP ("Lehman Offshore GP 2000/2001") is a limited partnership organized under the laws of Bermuda.

                  Lehman Brothers Offshore Partnership Account 2000/2001, LP ("Lehman Offshore Account 2000/2001") is a limited partnership organized under the laws of Bermuda.


Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                             05334D10A

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act (c) [ ] An insurance company as defined in Section 3(a)(19) of the 1934 Act
              (d) [ ] An investment company registered under Section 8 of the Investment Company Act of 1940 (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (i) [ ] A church plan that is excluded from the definition of investment company under Section
                      3(c)(14)Of the Investment Company Act of 1940
              (j) [   ]    A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership


(a)      Amount Beneficially Owned

                  See Item 9 of cover page.

(b) Percent of Class:

                  See Item 11 of cover page.

              (c) Number of shares as to which the person has:

                  (i) sole power to vote or to direct the vote (ii) shared power to vote or to direct the vote (iii) sole power to dispose or to direct the disposition (iv) shared power to dispose or to direct the disposition

                  See Items 5-8 of cover page.

Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding
              Company or Control Person


                  LB Healthcare LP is the actual owner of 417,436 shares of Common Stock.

                  Lehman P.A. LLC is the actual owner of 798,972 shares of Common Stock.

                  Lehman Brothers Account 2000/2001 is the actual owner of 359,976 shares of Common Stock.

                  Lehman Offshore Account 2000/2001 is the actual owner of 93,359 shares of Common Stock.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LBI, LB I Group, LB Healthcare Associates LP, Lehman ALI, PAMI, Lehman Brothers GP 2000/2001, Lehman Offshore Ltd, and Lehman Offshore GP 2000/2001 may be deemed to be the beneficial owners of the shares of common stock owned by LB Healthcare LP, Lehman P.A. LLC, Lehman Brothers Account 2000/2001 and Lehman Offshore Account 2000/2001.

Item 8.       Identification and Classification of Members of the Group

                  Not Applicable

Item 9.       Notice of Dissolution of Group

                  Not Applicable








Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2005

LEHMAN BROTHERS HOLDINGS INC.


By: /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title:    Vice President

LEHMAN BROTHERS INC.


By: /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:   Senior Vice President

LB I GROUP INC.


By: /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory

                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: February 14, 2005

LEHMAN BROTHERS HOLDINGS INC.


By: /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title:    Vice President

LEHMAN BROTHERS INC.


By: /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:   Senior Vice President


LB I GROUP INC.


By: /s/ Barrett S. DiPaolo
      Name: Barrett S. DiPaolo
      Title:   Authorized Signatory